FOR IMMEDIATE RELEASE

Phantom Entertainment Signs Manufacturing Contract
To Meet Demand for Phantom Lapboards With Media Center PCs

Seattle, Wash., November 7, 2006 - Phantom Entertainment, Inc., (OTC BB: PHEI) today announced the Company has signed a contract with Itron Technology Inc., a worldwide leading manufacturer and marketer of input devices such as keyboards and mice, to meet the demand for the Phantom Wireless Lapboards from manufacturers of media center PCs and distributors as well as retail customers.

“Demand for Phantom Wireless Lapboards from major manufacturers of media center PCs and distributors has required the Company to make some changes in its production schedule,” explained Greg Koler, President and CEO of Phantom Entertainment Inc. “Our manufacturing contract with Itron Technology establishes a production schedule to fulfill orders from major manufacturers of media center PCs and distributors as well as retail consumers.”

“The production schedule will result in container shipping from manufacturing facilities in China to the United States in February 2007,” Koler said. “The schedule will enable the Company to begin air shipping of Phantom Wireless Lapboards in January 2007 to meet online orders received through October 31. The Company intends to announce major retail distribution agreements through the first quarter of 2007 and to have broad retail availability in the U.S. of Phantom Wireless Lapboards in March 2007,” he said.

The Phantom Wireless Lapboard and Phantom® Wireless Laser Mouse are a combination wireless keyboard, laser mouse and hard surface that enables users to work or play games from a couch, easy chair or any comfortable setting in the home or workplace. The Lapboard includes wireless technology, ergonomic design, one-touch features, and a wireless high definition 1200 dpi laser mouse. The Lapboard’s innovative design features a keyboard that rotates 360 degrees to accommodate left or right handed users and inclines on a 22 degree angle with a hard surface below for the Phantom Wireless Laser Mouse. The Phantom Lapboard’s interchangeable key-face technology is designed for game-specific and business software applications on PC and Apple Mac platforms.

About Phantom Entertainment
Phantom Entertainment is an industry-leading global entertainment and interactive game company. Phantom Entertainment has developed and is marketing the Phantom Lapboard, a combination wireless keyboard, laser mouse and hard surface. The Company is in the development of the Phantom Game Service, anticipated to be the first end-to-end, on-demand game service for delivery to the living room. For more information, please visit www.phantom.net.

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PR contact
pr@phantom.net

Safe Harbor Statement
The Private Securities Litigation Reform Act of 1995 provides a "Safe harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward-looking statements with respect to events, the occurrence of which involved risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

Phantom Entertainment, Inc.
800 Fifth Avenue, Suite 4100
Seattle, WA 98104
Email. info@phantom.net
www.phantom.net